UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2008

BAKBONE SOFTWARE INCORPORATED

(Exact name of registrant as specified in its charter)

Canada	000-12230	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9540 Towne Center Drive, Suite 100

San Diego, California 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 450-9009

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On August 20, 2008, Steven R. Martin was appointed as Senior Vice President and Chief Financial Officer of BakBone Software Incorporated (the “Company”), effective immediately. In connection with his appointment, on August 20, 2008, the Company executed an offer letter (the “Offer Letter”), Change in Control Agreement (the “Change in Control Agreement”) and Indemnification Agreement (the “Indemnification Agreement”) with Mr. Martin. The material terms of the Offer Letter, Change in Control Agreement and Indemnification Agreement are discussed in further detail below under Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers, and are filed with this report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 20, 2008, the Company appointed Mr. Martin, 47, as its Senior Vice President and Chief Financial Officer, effective August 20, 2008. Mr. Martin will serve as the Company’s principal financial officer and Chief Executive Officer James Johnson will no longer serve in that role.

From October 2007 through August 2008, Mr. Martin served as acting Chief Accounting Officer for Leap Wireless International, a publicly traded wireless communications company listed on the Nasdaq Global Select Market. Mr. Martin served as Chief Financial Officer of Stratagene Corporation, a publicly traded company specializing in the development, manufacturing and marketing of specialized research and clinical diagnostic products, from May 2004 to September 2007. Stratagene was acquired by Agilent Technologies in June 2007. From March 2001 to May 2003, Mr. Martin served as Controller of Gen-Probe Incorporated, a publicly traded company listed on the Nasdaq Global Select Market that develops, manufactures and markets nucleic acid testing products for the diagnosis of disease and screening human blood. Prior to that, Mr. Martin served as Vice President Finance of Nuera Communications, Inc., Vice President and Controller of Aldila Golf Corp. and Senior Audit Manager of Deloitte & Touche LLP. Mr. Martin is a certified public accountant and holds a B.S. in Accounting from San Diego State University.

In connection with Mr. Martin’s appointment, on August 20, 2008, the Company executed the Offer Letter and Change of Control Agreement with Mr. Martin. The Offer Letter provides, among other things, for the following: (a) a base annual salary of $250,000; (b) eligibility to receive an annual bonus of up to $75,000 based on the achievement of goals and objectives in accordance with the Company’s current bonus program, to be paid quarterly beginning with the quarter ending December 31, 2008; (c) eligibility to participate in the Company’s stock incentive program upon satisfaction of certain conditions related to the Company’s financial reporting and the listing of the Company’s shares on a national stock market; (d) if Mr. Martin is terminated other than for cause, death or disability, or if he terminates his employment with the Company for good reason, other than in connection with a change in control, Mr. Martin is entitled to receive severance payments equal to six months of his base salary conditioned on his execution of a release. If Mr. Martin is terminated without cause or terminates his employment with good reason in connection with a change in control, the terms of the Change in Control Agreement will govern.

Under the terms of Mr. Martin’s Change in Control Agreement with the Company, if within 12 months of a change in control of the Company, Mr. Martin is either terminated by the Company without cause or voluntarily terminates his employment with good reason, Mr. Martin would be entitled to receive: (a) severance payments equal to nine months of his base salary in effect as of the date of termination, payable either in a lump sum or over nine months in accordance with the Company’s regular payroll practices; (b) continuation of healthcare benefits for nine months if the severance payment is payable over nine months in accordance with the Company’s regular payroll practices; and (c) acceleration of vesting of any unvested stock options outstanding at the time of termination. The term “good reason” is defined to mean termination by Mr. Martin following the occurrence of any of the following events without Mr. Martin’s consent: (i) a material and substantial diminution in his responsibilities; (ii) a reduction in base salary to a level below that in effect at any time within the six months preceding the change in control, provided that an across-the-board reduction in salary of substantially all other individuals in similar positions does not constitute a salary reduction; (iii) requiring that Mr. Martin be based at any place outside of a 50 mile radius of the location of his employment or his residence prior to the change in control.

The Company has also entered into the Indemnification Agreement with Mr. Martin. The Indemnification Agreement provides that the Company will indemnify Mr. Martin from and against any expenses incurred by him as an officer of the Company to the fullest extent permitted by the Canada Business Corporations Act.

On August 21, 2008, BakBone Software Incorporated issued a press release regarding Mr. Martin’s appointment. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Offer Letter to Steven R. Martin dated August 20, 2008

10.2	Change in Control Agreement between the Company and Steven R. Martin dated August 20, 2008

10.3	Indemnification Agreement between the Company and Steven R. Martin dated August 20, 2008

99.1	Press Release dated August 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKBONE SOFTWARE INCORPORATED

August 26, 2008	By:	/s/ James R. Johnson
James R. Johnson Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Offer Letter to Steven R. Martin dated August 20, 2008

10.2	Change in Control Agreement by and between the Company and Steven R. Martin dated August 20, 2008

10.3	Indemnification Agreement by and between the Company and Steven R. Martin dated August 20, 2008

99.1	Press Release dated August 21, 2008